Exhibit 10.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. EXCEPT AS CONTEMPLATED BY THE SECURITIES PURCHASE AGREEMENT BETWEEN RENTECH, INC. AND THE ORIGINAL HOLDER OF THIS NOTE, THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO RENTECH, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED TERM NOTE

FOR VALUE RECEIVED, RENTECH, INC., a Colorado corporation (the “Borrower”), hereby promises to pay to MITCHELL HOSPITALITY INVESTMENTS, 11601 Wilshire Boulevard, Suite 2400, Los Angeles, California 90025, Fax: (310) 473-0076 or its registered assigns or successors in interest (the “Holder”), on order, the sum of Two Million Dollars ($2,000,000), or, if less, such amount as advanced by Holder from time to time hereunder (the “Principal Amount”), together with any accrued and unpaid interest hereon, on March 20, 2005 (as such date may be extended by the Holder in its sole discretion) (the “Maturity Date”) if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the “Purchase Agreement”).

The following terms shall apply to this Note:

ARTICLE I

DISBURSEMENTS; INTEREST; PRE PAYMENT

1.1 During the term of this Note, the Holder shall disburse $500,000 to Borrower within five business days from the date hereof, and shall make such other disbursements in increments of $100,000 or more (each a “Disbursement”), up to a maximum aggregate amount of Two Million Dollars ($2,000,000), as requested by Borrower from time to time; provided that Borrower has given the Holder at least five business days’ prior written notice of its Disbursement request.

1.2 Interest payable on this Note shall accrue on the outstanding principal amount from the date of each Disbursement at a rate per annum (the “Interest Rate”) equal to nine percent (9%). Interest shall be calculated on the basis of a 360 day year. Interest on the Principal Amount shall be payable monthly, in arrears, commencing on November 1, 2004 and on the first day of each consecutive calendar month thereafter (each, a “Repayment Date”) and on the Maturity Date, whether by acceleration or otherwise.

1.3 Borrower may prepay any portion of the outstanding Principal Amount at any time prior to the Maturity Date without the consent of the Holder; provided that such prepayment shall be accompanied by all interest that has accrued and remains unpaid with respect to the

Principal Amount being prepaid. Any Principal Amount prepaid may not be reborrowed. Upon prepayment in full, this Note shall terminate and the Holder’s obligation to make any additional Disbursements hereunder shall terminate and be of no further force or effect.

ARTICLE II

EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable.

The occurrence of any of the following events is an “Event of Default”:

2.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

2.2 Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, in each such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

2.3 Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Guarantor Document shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

2.4 Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

2.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

2.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries.

2.7 Stop Trade. After the Registration Statement (as defined in the Registration Rights Agreement) has been declared effective by the SEC, an SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The “Principal Market” for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

2.8 Default Under Related Agreements. The occurrence and continuance of any Event of Default as defined in any Related Agreement (or if such term is not defined in any Related Agreement, the occurrence of any default or event of default, or breach of any covenant or other term or condition, in each case, under any Related Agreement) and/or the occurrence and continuance of any default or event of default under any of the Guarantor Documents. For purposes hereof, the term “Guarantor Documents” means any one or more of the following documents: (a) the documents, instruments and agreements set forth on Exhibit A and (b) any one or more guaranties and/or mortgages and/or security agreements made in favor of the Holder by any guarantor of all or any part of the obligations owing under this Note (each, a “Guarantor”), as each of the same may be amended, modified and supplemented from time to time.

2.9 Guaranty. Any Guarantor shall attempt to terminate, challenge the validity of, or its liability under any guaranty agreement made in favor of the Holder or any such guaranty agreement shall cease to be valid, binding and enforceable in accordance with its terms.

2.10 Change in Control. The occurrence of a change in the controlling ownership of the Borrower.

2.11 Default under Other Indebtedness. The occurrence of a default or event of default (which has not been cured during any applicable cure or grace period) under any document, instrument or agreement evidencing Borrower’s indebtedness for borrowed money.

2.12 Registration Statement. The Borrower’s failure to file and cause to exist a current effective Registration Statement as defined in, and in accordance with terms of, the Registration Rights Agreement.

DEFAULT RELATED PROVISIONS

2.13 Payment Grace Period. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, the Borrower shall pay the Holder a default interest rate of two percent (2%) per month on all amounts due and owing under the Note, which default interest shall be payable upon demand.

2.14 Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE III

MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copies to Robert S. Barry, Jr., Esq., Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Suite 2200, Los Angeles, California 90067, facsimile number (310) 282-2200, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto.

3.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented.

3.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not otherwise be assigned by the Borrower without the consent of the Holder.

3.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Colorado or in the federal courts located in the State of Colorado. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

3.6 Note and Payment Made in Colorado. The Holder and Borrower stipulate and agree that this Note and the Loan have been made in the State of Colorado, and that payment of the Note and interest on the Note shall be deemed made in the State of Colorado, and payment of interest shall be governed and controlled by the laws of the State of Colorado, without regard to principles of conflicts of laws.

3.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.8 Security Interest. The holder of this Note has been granted a security interest in certain assets of the Company and certain assets of a Guarantor as more fully described in documents, instruments and agreements set forth on Exhibit A hereto. The obligations of the Borrower under this Note are guaranteed by one or more Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

3.9 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

3.10 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney’s fees.

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IN WITNESS WHEREOF, Borrower has caused this Convertible Term Note to be signed in its name effective as of this 17th day of September, 2004.

Rentech, Inc., a Colorado corporation

By:	/s/ Dennis L. Yakobson
Name:	Dennis L. Yakobson
Title:	President and Chief Executive Officer

By:	/s/ Ronald C. Butz
Name:	Ronald C. Butz
Title:	Secretary